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[TEJAS LOGO]

     FOR IMMEDIATE RELEASE
     Tejas Securities
     (512) 306-8222



              TEJAS INCORPORATED ANNOUNCES COMPLETION OF CAPITAL &
                     TECHNOLOGY ADVISORS, INC. ACQUISITION




AUSTIN, TX, Jul. 5, 2005 - Tejas Incorporated (OTC BB:TEJS) announced today that it has completed the acquisition of Capital & Technology Advisors, Inc. ("C&TA Inc."), a consulting firm which provides a full range of operational and financial restructuring services to clients primarily in the telecommunications and technology sectors.

C&TA Inc. becomes the second wholly owned subsidiary of Tejas Incorporated, joining Tejas Securities Group, Inc. as a primary business operating unit. C&TA Inc. will continue to operate under the C&TA Inc. brand and maintain a primary office in Reston, Virginia. Jared E. Abbruzzese, Sr. has been appointed Vice Chairman of Tejas Incorporated and Wayne Barr, Jr. will assume the President and Chief Executive Officer responsibilities at C&TA Inc.

John Gorman, Chairman of the Board of Tejas Incorporated, commented, "We are happy to close this transaction and continue the process of growing our franchise to create shareholder value. This acquisition will enable us to further expand our capabilities, diversify our sources of revenue, and provide additional services to our growing client base."

Mr. Abbruzzese, Chairman of C&TA Inc., added, "This business combination is a perfect fit for C&TA Inc., providing us with a solid platform which will enable us to compete more effectively in the marketplace. We look forward to taking advantage of our combined strengths."

TEJAS INCORPORATED
Tejas Incorporated is a financial services holding company whose primary operating subsidiaries include Tejas Securities Group, Inc., ("Tejas Securities") and Capital & Technology Advisors, Inc. ("C&TA Inc."). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities; (ii) trading and other brokerage



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services to value-based institutional and retail investors active in fixed income and equity instruments; and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. C&TA Inc. is a consulting firm that provides operational and financial restructuring and related advice to clients primarily in the telecommunications and technology sectors. To learn more about Tejas Securities or C&TA Inc., please visit the Company's web sites at www.tejassec.com or www.ctadvisors.net.

SAFE HARBOR STATEMENT
This press release may contain forward looking statements. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. Important factors that could cause actual results to differ materially from such forward-looking statements are described in the Company's most recent Forms 10-K and 10-Q, and the Company's other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.